Exhibit 99.1

PRO FORMA FINANCIAL INFORMATION
The following unaudited pro forma condensed consolidated financial statements are based on Petroleum Development Corporation's (dba PDC Energy) (the "Company's") historical condensed consolidated financial statements and adjusted to give effect to the disposition of its core Permian Basin assets to be accounted for as a discontinued operation. The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2011 and 2010 give effect to the Permian Basin asset disposition as if it had occurred on January 1, 2010. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2011 gives effect to this disposition as if it had occurred on December 31, 2011. The unaudited pro forma condensed consolidated information has been prepared using estimates based on preliminary amounts and are subject to customary terms and adjustments, including adjustments for working capital.
The unaudited pro forma condensed consolidated information should be read in conjunction with the historical consolidated financial statements and accompanying notes which are included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011 as filed on March 1, 2012 with the Securities and Exchange Commission.
The results of operations for the years ended December 31, 2011 and 2010 included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2011 give effect to the Permian Basin asset disposition as discontinued operations; therefore, no pro forma adjustments have been reflected in the condensed consolidated statements of operations for the years ended December 31, 2011 and 2010.

The pro forma condensed consolidated balance sheet as of December 31, 2011 includes the following adjustments:

•
The sales price totaling $180.2 million, net of $4.2 million of capital expenses incurred subsequent to December 31, 2011, have been reflected as a repayment of the corporate credit facility outstanding balance of $209.0 million.

•	The adjustment to properties and equipment, net, reflects a reduction of the book value of the Permian Basin assets.

•	The net gain on the transactions, which has not been tax effected, is reflected as adjustments to retained earnings.

PETROLEUM DEVELOPMENT CORPORATION
(dba PDC Energy)
Pro Forma Condensed Consolidated Statements of Operations (1)
(unaudited; in thousands, except per share data)

	Year Ended December, 31
	2011	2010
	As Reported	As Reported
Revenues:
Natural gas, NGL and crude oil sales	$276,605	$205,029
Sales from natural gas marketing	66,419	69,071
Commodity price risk management gain, net	46,090	59,891
Well operations, pipeline income and other	6,846	9,030
Total revenues	395,960	343,021

Costs, expenses and other:
Production costs	69,085	64,872
Cost of natural gas marketing	65,465	68,015
Exploration expense	6,253	13,675
Impairment of natural gas and crude oil properties	25,159	6,481
General and administrative expense	61,454	42,188
Depreciation, depletion and amortization	128,907	108,095
Gain on sale of properties and equipment	(196)	(174)
Total costs, expenses and other	356,127	303,152

Income from operations	39,833	39,869
Interest income	47	71
Interest expense	(36,985)	(33,250)

Income from continuing operations before income taxes	2,895	6,690
Provision for income taxes	(183)	652
Income from continuing operations	3,078	6,038
Less: net loss attributable to noncontrolling interests	—	(280)
Income from continuing operations attributable to shareholders	$3,078	$6,318

Earnings per share - income from continuing operations:
Basic	$0.13	$0.33
Diluted	$0.13	$0.32
Weighted average common shares outstanding:
Basic	23,521	19,674
Diluted	23,871	19,821
(1) The pro forma condensed consolidated statements of operations are unchanged from the historical statements of operations as the Company's 2011 Form 10-K reflects the pending sale of the Permian Basin assets as discontinued operations.

PETROLEUM DEVELOPMENT CORPORATION
(dba PDC Energy)
Pro Forma Condensed Consolidated Balance Sheet
(unaudited; in thousands, except share and per share data)

	December 31, 2011
	As Reported	Pro Forma Adjustments - Divestiture	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$8,238	$—	$8,238
Other current assets	164,812	(1,774)	163,038
Total current assets	173,050	(1,774)	171,276
Properties and equipment, net	1,301,716	—	1,301,716
Assets held for sale	148,249	(148,249)	—
Other assets	74,990	—	74,990
Total Assets	$1,698,005	$(150,023)	$1,547,982

Liabilities and Equity
Liabilities
Current liabilities	$195,046	$—	$195,046
Long-term debt	532,157	(180,228)	351,929
Deferred income taxes	207,573	—	207,573
Asset retirement obligations	46,316	(2,022)	44,294
Other liabilities	52,801	—	52,801
Total liabilities	1,033,893	(182,250)	851,643

Commitments and contingent liabilities

Equity
Shareholders' equity:
Preferred shares, par value $0.01 per share; authorized 50,000,000
shares; issued: none	—	—	—
Common shares, par value $0.01 per share; authorized 100,000,000
shares; issued: 23,634,958	236	—	236
Additional paid-in capital	217,707	—	217,707
Retained earnings	446,280	32,227	478,507
Treasury shares, at cost: 2,938	(111)	—	(111)
Total shareholders' equity	664,112	32,227	696,339
Total Liabilities and Equity	$1,698,005	$(150,023)	$1,547,982